Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-170321 of our report dated March 5, 2010, relating to the consolidated financial statements and the related financial statement schedules of Graham Packaging Company Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedules) appearing in the Annual Report on Form 10-K of Graham Packaging Company Inc. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/    DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

December 21, 2010